                                                                Exhibit (l)


Kirkpatrick & Lockhart LLP
                                             1800 Massachusetts Ave., N.W.
                                             Washington, DC.  20036
                                             (202) 778-9000


                                 March 2, 2001

Pacholder High Yield Fund, Inc.
8044 Montgomery Road, Suite 480
Cincinnati, OH  45236

          Re:    Registration Statement on Form N-2
                 ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Pacholder High Yield Fund, Inc., a
Maryland corporation   (the "Company"), in connection with the filing with the
Securities and Exchange Commission (the "SEC") of the Company's registration statement on Form N-2 (File Nos. 333-54866; 811-5639), as amended (the "Registration Statement"), registering 3,175,092 shares of the Company's Common Stock, par value $.01 per share, issuable upon exercise of transferable rights (the "Rights") to subscribe therefor and the Rights under the Securities Act of 1933, as amended (the "1933 Act").

          In our capacity as counsel to the Company, we have examined the charter and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance of the Rights and Shares, and we have made such other investigation as we have deemed appropriate. For purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have not verified any of those assumptions.

          Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the 1933 Act, the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the SEC thereunder.

          Based upon and subject to the foregoing, we are of the opinion that the Rights and Shares have been duly authorized for issuance by the Company and that, when issued and paid for as described in the Registration Statement, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to our firm in the prospectus that is being filed as part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,


                              /s/ Kirkpatrick & Lockhart LLP

                                     -42-